UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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ATLAS ENERGY RESOURCES, LLC
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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ATLAS ENERGY RESOURCES, LLC
Westpointe Corporate Center One
1550 Coraopolis Heights Road, 2nd Floor
Moon Township, PA 15108
NOTICE OF ANNUAL MEETING OF UNITHOLDERS
To be held on Thursday, June 4, 2009
To the Unitholders of ATLAS ENERGY RESOURCES, LLC:
          Notice is hereby given that the annual meeting of unitholders of ATLAS ENERGY RESOURCES, LLC, a Delaware limited liability company, will be held at The Ethical Society Building, 1906 South Rittenhouse Square, Philadelphia, Pennsylvania 19103 on Thursday, June 4, 2009, at 9:30 a.m. (the “Meeting”), for the following purposes:
1.	To elect the seven directors named in the enclosed proxy statement to serve until the next annual meeting of unitholders in 2010.

2.	To transact such other business as may properly be brought before the Meeting and any adjournment thereof.
          Only unitholders of record on our books at the close of business on April 20, 2009, will be entitled to notice of and to vote at the Meeting or any adjournment thereof. A list of unitholders entitled to vote at the Meeting will be available for inspection at the Meeting and for 10 days prior to the Meeting at our offices, at Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 2nd Floor, Moon Township, Pennsylvania 15108. The transfer books will not be closed.
          THE ENCLOSED ADDRESSED ENVELOPE FOR RETURNING THE ENCLOSED PROXY REQUIRES NO POSTAGE AND YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS USE. IF YOU PLAN TO ATTEND THE MEETING, YOU NEED TO BRING A FORM OF PERSONAL IDENTIFICATION WITH YOU. IF YOUR UNITS ARE HELD OF RECORD BY A BANK, BROKER OR OTHER NOMINEE, YOU ALSO NEED TO BRING AN ACCOUNT STATEMENT INDICATING THAT YOU BENEFICIALLY OWN THE UNITS AS OF THE RECORD DATE, OR A LETTER FROM THE RECORD HOLDER INDICATING THAT YOU BENEFICIALLY OWN THE UNITS AS OF THE RECORD DATE, AND IF YOU WISH TO VOTE AT THE MEETING YOU MUST FIRST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.
By order of the Board of Directors,
Lisa Washington, Secretary
April 30, 2009
Important Notice Regarding the Availability of Proxy Materials for
the Meeting to be held on June 4, 2009:
The proxy statement and our 2008 Annual Report are available at:
http://phx.corporate-ir.net/phoenix.zhtml?c=202140&p=irol-reports

ATLAS ENERGY RESOURCES, LLC
Westpointe Corporate Center One
1550 Coraopolis Heights Road, 2nd Floor
Moon Township, PA 15108

PROXY STATEMENT
ANNUAL MEETING OF UNITHOLDERS

GENERAL
Introduction
          The annual meeting of unitholders of Atlas Energy Resources, LLC, will be held on Thursday, June 4, 2009 at 9:30 a.m. (the “Meeting”) at The Ethical Society Building, 1906 South Rittenhouse Square, Philadelphia, Pennsylvania 19103, for the purposes set forth in the accompanying notice. Only unitholders of record at the close of business on April 20, 2009 will be entitled to notice of and to vote at the Meeting.
          This statement is furnished in connection with the solicitation by our Board of Directors (the “Board”) of proxies from holders of our common units representing Class B limited liability company interests (“Common Units”) and Class A units representing limited liability company interests (“Class A Units”) to be used at the Meeting, and at any and all adjournments thereof. Proxies in the accompanying form, properly executed and returned to us, and not revoked, will be voted at the Meeting and any and all adjournments thereof.
          This proxy statement and the accompanying form of proxy are being sent on or about May 5, 2009, to unitholders of record as of April 20, 2009.
Changing or Revoking Proxy
          If a proxy in the accompanying form is executed and returned, it may nevertheless be revoked at any time prior to its use by giving written notice of revocation to our Secretary at our Moon Township address stated herein, by submitting a later dated proxy or by attending the Meeting and voting in person.
Company’s Units Outstanding and Entitled to Vote at the Meeting
          There were 63,381,249 Common Units and 1,293,496 Class A Units outstanding as of the April 20, 2009 record date. Each of those units is entitled to one vote on each matter to be voted on at the Meeting.
Quorum
          The presence in person or by proxy of holders of a majority of the outstanding Common Units and the outstanding Class A Units will constitute a quorum. Abstentions and units held by a broker as nominee (i.e., in “street name”) that are represented by proxies at the Meeting, but that the broker fails to vote on one or more matters as a result of incomplete instructions from the beneficial owner of the units (“broker non-votes”), also will be treated as present for quorum purposes.

Vote Required for Approval
          The affirmative vote of a plurality of the Common Units and Class A Units, voting as a single class, represented at the Meeting, in person or by proxy, will be necessary for the election of directors. Approval of all other business properly brought before the Meeting will require a favorable vote of a majority of the units represented at the Meeting in person or by proxy.
          Votes may be cast for or withheld from each nominee for director. Under applicable Delaware law, broker non-votes represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal, and abstentions, will have no effect on the vote for the election of directors.
          Any proxy not specifying to the contrary will be voted FOR the election of the nominated directors.
Expenses and Manner of Solicitation
          We will bear the cost of soliciting proxies for the Meeting, including the cost of preparing, assembling and mailing this proxy statement and the accompanying form of proxy. Proxies may be solicited by directors, officers and employees of the Company either personally, by letter, or by telephone. No director, officer, or employee who solicits proxies will be specially compensated for soliciting such proxies. We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our outstanding units.
No Appraisal Rights
          Unitholders who object to the proposals will not have appraisal, dissenters’ or similar rights under Delaware law. These rights would permit a unitholder to seek a judicial determination of the fair value of his or her units and to compel the purchase of his or her units for cash in that amount. If the proposals described in this proxy statement are approved as described, that approval will be binding on all unitholders, and objecting unitholders will have no alternative other than selling their unit if they dissent from them.
Unitholders Sharing an Address
          Unitholders sharing an address with another unitholder may receive only one annual report or one set of proxy materials at that address unless they have provided contrary instructions. Any such unitholder who wishes to receive a separate copy of the annual report or a separate set of proxy materials now or in the future may write or call us to request a separate copy of these materials from Investor Relations, Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 2nd Floor, Moon Township, PA 15108; telephone number (412) 262-2830. We will promptly deliver a copy of the requested materials.
          Similarly, unitholders sharing an address with another unitholder who have received multiple copies of our proxy materials may write or call the above address and phone number to request delivery of a single copy of these materials.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
          The following table sets forth the number and percentage of our Common Units owned by beneficial owners of 5% or more of such units, by our executive officers and directors and by all of the executive officers and directors as a group as of April 26, 2009. The address for each director and executive officer, Atlas Energy Management, Inc. and Atlas America, Inc. is Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 2nd Floor, Moon Township, Pennsylvania 15108.

	Class B
	Common Units
	Amount and Nature of		Percent of
Beneficial Owner	Beneficial Ownership		Class B Units
Directors
Edward E. Cohen	700,000	(1)	1.09%
Jonathan Z. Cohen	300,000	(2)	*
Jessica K. Davis	500	(3)
Walter C. Jones	1,500	(5)	*
Ellen F. Warren	1,250	(5)	*
Richard D. Weber	422,471	(6)	*
Bruce M. Wolf	4,500	(5)	*

Non-Director Executive Officers
Matthew A. Jones	71,100	(4)	*
Sean P. McGrath	25,000	(7)	*
Lisa Washington	13,100	(8)	*
All executive officers and directors as a group (10 persons)	1,539,421		2.34%

Other Owners of More Than 5% of Outstanding Units
Atlas America, Inc.	29,952,996		46.31%
Cobalt Capital Management, Inc.	5,457,539	(9)	8.61%
Leon G. Cooperman	5,144,127	(10)	8.10%

*	Less than 1%

(1)	Includes 200,000 phantom units and 500,000 unit options granted pursuant to our Plan on January 24, 2007. Each phantom unit represents the right to receive, upon vesting, one common unit. Each unit option represents the right to purchase, upon vesting, one common unit. The phantom units and unit options vest 25% on the third anniversary of the grant and 75% on the fourth anniversary of the grant.

(2)	Includes 100,000 phantom units and 200,000 unit options granted pursuant to our Plan on January 24, 2007. Each phantom unit represents the right to receive, upon vesting, one common unit. Each unit option represents the right to purchase, upon vesting, one common unit. The phantom units and unit options vest 25% on the third anniversary of the grant and 75% on the fourth anniversary of the grant.

(3)	Includes 500 phantom units granted pursuant to our Plan. Each phantom unit represents the right to receive, upon vesting, either one common unit or its then fair market value in cash. The phantom units vest as follows: 3/23/10—125; 3/23/11—125; 3/23/12—125; and 3/23/13—125.

(4)	Includes 20,000 phantom units and 50,000 unit options granted pursuant to our Plan on January 24, 2007. Each phantom unit represents the right to receive, upon vesting, one common unit. Each unit option represents the right to purchase, upon vesting, one common unit. The phantom units and unit options vest 25% on the third anniversary of the grant and 75% on the fourth anniversary of the grant.

(5)	Includes 1,125 phantom units granted pursuant to our Plan. Each phantom unit represents the right to receive, upon vesting, either one common unit or its then fair market value in cash. The phantom units vest as follows: 1/24/10—375; 1/24/11—375; 1/24/12—250; and 1/24/13—125.

(6)	Includes 23,810 restricted units and 186,876 unit options granted pursuant to the terms of Mr. Weber’s employment agreement dated April 17, 2006. Each unit option represents the right to purchase, upon vesting, one common unit. The restricted units and the unit options vest as follows: 4/17/09—11,905 restricted units and 93,438 unit options; and 4/17/10—11,905 restricted units and 93,438 unit options.

(7)	Includes 10,000 phantom units and 15,000 unit options granted pursuant to our Plan on January 24, 2007. Each phantom unit represents the right to receive, upon vesting, one common unit. Each unit option represents the right to purchase, upon vesting, one common unit. The phantom units and unit options vest 25% on the third anniversary of the grant and 75% on the fourth anniversary of the grant.

(8)	Includes 5,000 phantom units and 8,000 unit options granted pursuant to our Plan on January 24, 2007. Each phantom unit represents the right to receive, upon vesting, one common unit. Each unit option represents the right to purchase, upon vesting, one common unit. The phantom units and unit options vest 25% on the third anniversary of the grant and 75% on the fourth anniversary of the grant.

(9)	This information is based upon a Schedule 13G/A which was filed with the SEC on February 17, 2009. The address for Cobalt Capital Management, Inc. is 237 Park Avenue, Suite 900, New York, NY 10012.

(10)	This information is based on a Schedule 13G/A filed with the SEC on February 5, 2009. The address for Mr. Cooperman is 88 Pine Street, Wall Street Plaza, 31st Floor, New York, New York 10005.
          Atlas Energy Management, Inc. (the “Manager”) owned all of our Class A units as of the record date.
PROPOSAL 1: ELECTION OF DIRECTORS
Directors
          Proposal 1 is to elect the following persons nominated by the Board to serve as our directors for a term to expire at the 2010 annual meeting or until their successors are elected or appointed: Edward E. Cohen, Jonathan Z. Cohen, Richard D. Weber, Jessica K. Davis, Walter C. Jones, Ellen F. Warren and Bruce M. Wolf. Since no other nominations were timely made, no other nominees will be considered at the meeting.
          The persons named in the enclosed proxy intend, in the absence of a contrary direction, to vote for the election of all of the current directors, whose names are listed in the preceding paragraph. Should any of the nominees become unable or refuse to accept nomination or election as a director, the persons named as proxies will vote for the election of such other person as the Board may recommend. The Board knows of no reason why any of the nominees might be unable or refuse to accept nomination or election.
          Information is set forth below regarding the principal occupation of each nominee. There are no family relationships among our directors, nominees and executive officers except that Edward E. Cohen, who is currently our Chairman of the Board and Chief Executive Officer, is the father of Jonathan Z. Cohen, our Vice Chairman of the Board. Walter C. Jones, who is currently a Board member, is not related to Matthew A. Jones, our Chief Financial Officer.
          The Board unanimously recommends a vote “FOR” each of the nominees named in Proposal 1.
Names of Directors, Principal Occupations and Other Information
          Edward E. Cohen, 70, has been our Chairman of the Board and Chief Executive Officer since our formation in 2006 and Chairman of the Board and Chief Executive Officer of Atlas Energy

Management since its formation in 2006. He has been the Chief Executive Officer and President of Atlas America since its formation in September 2000. Mr. Cohen has been Chairman of the managing board of Atlas Pipeline Partners GP, LLC, the general partner of Atlas Pipeline Partners, L.P., since its formation in 1999, and Chief Executive Officer of Atlas Pipeline Partners from 1999 until January 2009. Mr. Cohen has been the Chairman of the Board of Atlas Pipeline Holdings GP, LLC, the general partner of Atlas Pipeline Holdings, L.P., since its formation in January 2006, and Chief Executive Officer of Atlas Pipeline Holdings from January 2006 until February 2009. In addition, he has been Chairman of the board of directors of Resource America, Inc. (a publicly-traded specialized asset management company) since 1990, and was its Chief Executive Officer from 1988 until 2004, and President from 2000 until 2003; Chairman of the Board of Resource Capital Corp. (a publicly-traded real estate investment trust) since its formation in September 2005; a director of TRM Corporation (a publicly-traded consumer services company) from 1998 to July 2007; and Chairman of the Board of Brandywine Construction & Management, Inc. (a property management company) since 1994. Mr. Cohen is the father of Jonathan Z. Cohen.
          Jonathan Z. Cohen, 38, has been Vice Chairman of the Board since our formation in 2006 and Vice Chairman of Atlas Energy Management since its formation in 2006. He has been the Vice Chairman of Atlas America since its formation in September 2000. Mr. Cohen has been Vice Chairman of the managing board of Atlas Pipeline Partners GP since its formation in 1999, and Vice Chairman of the Board of Atlas Pipeline Holdings GP since its formation in January 2006. In addition, he has been a senior officer of Resource America since 1998, serving as the Chief Executive Officer since 2004, President since 2003 and a director since 2002. Mr. Cohen has been Chief Executive Officer, President and a director of Resource Capital Corp. since its formation in 2005, and was the trustee and secretary of RAIT Financial Trust (a publicly-traded real estate investment trust) from 1997, and its Vice Chairman from 2003, until December 2006. Mr. Cohen is a son of Edward E. Cohen.
          Richard D. Weber, 45, has been our President, Chief Operating Officer and a director since our formation in 2006, and President, Chief Operating Officer and a director of the Manager since its formation in 2006. Mr. Weber served from June 1997 until March 2006 as Managing Director and Group Head of the Energy Group of KeyBanc Capital Markets, a division of KeyCorp, and its predecessor, McDonald & Company Securities, Inc. As part of his duties, he oversaw the bank’s activities with oil and gas producers, pipeline companies and utilities.
          Jessica K. Davis, 32, has been a member of the Board of Directors since March 2009. Since August 2005, Ms. Davis has been a corporate litigation attorney with the law firm of Drinker Biddle & Reath LLP. Before that, from September 2002 through August 2005, Ms. Davis with a corporate litigation attorney with the law firm of Stroock & Stroock & Lavan LLP.
          Walter C. Jones, 46, has been a member of the Board of Directors since December 2006. Since June 2007, Mr. Jones has been an advisor to GRAVITAS Capital Advisors, LLC, an independent advisory firm where from May 2005, he was the General Counsel and Senior Director of Private Equity for the firm. From May 1994 to May 2005, Mr. Jones was at the Overseas Private Investment Corporation, where he served as Manager for Asia, Africa, the Middle East, Latin America and the Caribbean, as well as a Senior Investment Officer in the Finance Department. Prior to that, Mr. Jones was an International Consultant at the Washington, DC firm of Neill & Co. Mr. Jones began his career at the law firm of Sidley & Austin.
          Ellen F. Warren, 52, has been a member of the Board of Directors since December 2006. She is founder and President of OutSource Communications, a marketing communications firm that services corporate and nonprofit clients. Prior to founding OutSource Communications in August 2005, she was President of Levy Warren Marketing Media, a public relations and marketing firm she co-founded in

March 1998. Before that, she was Vice President of Marketing/Communications for Jefferson Bank, a Philadelphia-based financial institution from September 1992 to February 1998.
          Bruce M. Wolf, 61, has been a member of the Board of Directors since December 2006. He has been President of Homard Holdings, LLC, a wine manufacturer and distributor, since September 2003. Mr. Wolf has been of counsel with Picadio, Sneath, Miller & Norton, P.C., Pittsburgh, PA, since May 2003. Additionally, since June 1999, Mr. Wolf has been a consultant in connection with energy and securities matters, conducting research and providing expert testimony and litigation support. Mr. Wolf was a Senior Vice President of Atlas America from October 1998 to May 1999 and, before that, Secretary and General Counsel of Atlas Energy Group from 1980.
NON-DIRECTOR EXECUTIVE OFFICERS
          Information is set forth below regarding the background of each of our executive officers who is not also a director. For officers who are also directors, E. Cohen and J. Cohen, R. Weber and M. Jones, this information can be found above under “Proposal 1. Election of Directors — Names of Directors, Principal Occupations and Other Information.”
           Matthew A. Jones, 47, has been our Chief Financial Officer since our formation in 2006 and Chief Financial Officer of the Manager since its formation in 2006. Mr. Jones has also served as the Chief Financial Officer of Atlas America and the Chief Financial Officer of Atlas Pipeline Partners GP since March 2005. Mr. Jones has been the Chief Financial Officer of Atlas Pipeline Holdings GP since January 2006 and a director since February 2006. From 1996 to 2005, Mr. Jones worked in the Investment Banking group at Friedman Billings Ramsey, concluding as Managing Director. Mr. Jones worked in Friedman Billings Ramsey’s Energy Investment Banking Group from 1999 to 2005 and in Friedman Billings Ramsey’s Specialty Finance and Real Estate Group from 1996 to 1999. Mr. Jones is a Chartered Financial Analyst.
          Sean P. McGrath, 37, has been our Chief Accounting Officer and the Chief Accounting Officer of Atlas America since December 2008. Mr. McGrath has been the Chief Accounting Officer of Atlas Pipeline Holdings GP since January 2006. Mr. McGrath has been the Chief Accounting Officer of Atlas Pipeline Partners GP since May 2005. Mr. McGrath was the Controller of Sunoco Logistics Partners L.P., a publicly-traded partnership that transports, terminals and stores refined products and crude oil, from 2002 to 2005. From 1998 to 2002, Mr. McGrath was Assistant Controller of Asplundh Tree Expert Co., a utility services and vegetation management company. Mr. McGrath is a Certified Public Accountant.
          Lisa Washington, 41, has been our Chief Legal Officer and Secretary since our formation in 2006 and Chief Legal Officer and Secretary of the Manager since its formation in 2006. Ms. Washington has been the Vice President, Chief Legal Officer and Secretary of Atlas America and Atlas Pipeline Partners GP since November 2005. She has been the Chief Legal Officer and Secretary of Atlas Pipeline Holdings GP since January 2006. From 1999 to November 2005, Ms. Washington was an attorney in the business department of the law firm of Blank Rome LLP.

CORPORATE GOVERNANCE
Information Concerning the Company and the Board of Directors
          Our Common Units are listed on the New York Stock Exchange (“NYSE”) under the symbol “ATN” and we are subject to the listing standards set forth thereunder. The Board currently consists of seven members, four of whom are independent directors as defined by NYSE standards. In making these determinations, the Board reviewed information from each of these directors concerning all of their respective relationships with us and analyzed the materiality of those relationships. The four independent directors are Messrs. W. Jones and Wolf and Mses. Davis and Warren. The Board held eight meetings during fiscal year 2008. All but one of the directors attended 100% of the meetings of the Board and of the committees on which he or she served.
          We do not have a formal policy regarding director attendance at our annual meeting of unitholders. Two of our directors attended last year’s annual meeting of unitholders.
          In accordance with NYSE listing standards, the non-management directors meet in executive session regularly without management. The director who presides at these meetings will rotate each meeting. The purpose of these executive sessions is to promote open and candid discussion among the non-management board members. Interested parties wishing to communicate directly with the non-management directors may contact the chairman of the audit committee, Walter Jones. Correspondence to Mr. Jones should be marked “Confidential” and sent to Mr. Jones’s attention, c/o Atlas Energy Resources, LLC, 1845 Walnut Street, 10th Floor, Philadelphia, PA 19103.
          We have adopted a code of business conduct and ethics and corporate governance guidelines and will make printed copies available to any unitholder who so requests. Requests for printed copies may be directed as follows: Atlas Energy Resources, LLC, Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 2nd Floor, Moon Township, Pennsylvania 15108, Attention: Secretary. Each of the code of business conduct and ethics and the corporate governance guidelines are posted on our website.
Communications with the Board of Directors
          The Board has established a process for unitholders to send communications to it. Any unitholder who wishes to send a communication to the Board should mail it to our Secretary at our Moon Township address stated herein. Beneficial owners must include in their communication a good faith representation that they are beneficial owners of our units. Our Secretary will promptly forward to the Chairman of the Board any and all such unitholder communications.
Board of Directors Committees
          Standing committees of the Board are the audit committee, the conflicts committee, the compensation committee and the nominating and governance committee. Until June 29, 2007, we were considered a controlled company as defined by NYSE rules because Atlas America owned more than 50% of our outstanding voting securities. After that date, we were required to have a nominating and corporate governance committee and a compensation committee, each composed entirely of independent directors.
          Audit Committee. The audit committee recommends to the Board the independent public accountants to audit our financial statements and establishes the scope of, and oversees, the annual audit. The committee also approves any other services provided by public accounting firms. The audit committee provides assistance to the Board in fulfilling its oversight responsibility to the unitholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of internal audit function. The audit committee oversees our system of disclosure controls and procedures and system of internal controls regarding financial, accounting, legal compliance and ethics that our management and the Board have established. In doing so, it is the responsibility of the audit committee to maintain free and open communication between the committee and the independent auditors, internal accounting function and our management. The audit committee held four meetings during fiscal 2008. The audit committee is comprised solely of independent directors, consisting of Messrs. W. Jones and Wolf and Ms. Warren, with Mr. W. Jones acting as the chairman. The Board has determined that Mr. W. Jones is an audit committee financial expert. The Board has adopted a written charter for the audit committee, a current copy of which is available on our web site at www.atlasenergyresources.com and we will make a printed copy available to any unitholder who so requests.
          Conflicts Committee. The conflicts committee reviews specific matters that the Board believes may involve conflicts of interest. The conflicts committee determines if the resolution of the conflict of interest is fair and reasonable to us. Our Amended and Restated Operating Agreement provides that members of the committee may not be officers or employees of us, Atlas America, or the Manager or directors, officers or employees of any of our or their affiliates and must meet the independence standards for service on an audit committee of a board of directors as established by NYSE and SEC rules. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us and approved by all of our unitholders. If a matter is submitted to the conflicts committee and the conflicts committee does not approve the matter, we will not proceed with the matter unless and until the matter has been modified in such a manner that the conflicts committee determines is fair and reasonable. The resolution of conflicts may not always be in our best interest or that of our unitholders. The conflicts committee did not hold any meetings in fiscal 2008. The conflicts committee is comprised solely of independent directors, consisting of Messrs. W. Jones and Wolf and Ms. Warren, with Mr. Wolf acting as the chairman.
          Compensation Committee. The principal function of the compensation committee is to assist the Board in carrying out its responsibilities with respect to the compensation paid or payable to our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers, members of the Board and other persons the committee deems appropriate. As discussed below under “Director and Executive Officer Compensation—Compensation Discussion and Analysis,” the compensation committee of Atlas America is responsible for formulating compensation amounts to our executive officers, since Atlas America, rather than us, employs each of them. Our compensation committee reviews actions taken by the Atlas America compensation committee with respect to our executive officers and may make recommendations to it. The compensation committee did not hold any meetings in fiscal 2008. The Board has adopted a written charter for the compensation committee. A current copy of the compensation committee charter is available on our web site at www.atlasenergyresources.com and we will make a printed copy available to any unitholder who so requests.
          Compensation Committee Interlocks and Insider Participation. As discussed below under “Director and Executive Officer Compensation—Compensation Discussion and Analysis,” our Chief Executive Officer provides the Atlas America compensation committee with information about the key elements of Atlas America’s and our executive officers’ performance and makes recommendations to it to assist it in determining compensation levels. Compensation of the personnel of Atlas America and its affiliates who provide us with services was set by Atlas America.
          Mr. Wolf was a Senior Vice President of Atlas America from October 1998 to May 1999. On December 12, 2006, the Board determined Mr. Wolf to be an independent board member pursuant to

NYSE listing standards and Rule 10A-3(b) promulgated under the Securities Exchange Act of 1934. None of the other independent directors is an employee or former employee of ours or of our parent. No executive officer of ours is a director or executive officer of any entity in which an independent director is a director or executive officer.
          Nominating and Governance Committee. The principal functions of the nominating and governance committee are to recommend persons to be selected by the Board as nominees for election as directors, recommend persons to be elected to fill any vacancies on the Board, consider and recommend to the Board qualifications for the office of director and policies concerning the term of office of directors and the composition of the Board; and to develop and recommend to the Board the corporate governance guidelines applicable to the Company. The nominating committee was formed in January 2007 and was renamed the nominating and corporate governance committee in January 2008. The nominating committee held one meeting in fiscal 2008. The nominating and governance committee is comprised solely of independent directors, consisting of Messrs. W. Jones and Wolf and Ms. Warren, with Ms. Warren acting as the chairperson.
          The Board has adopted a written charter for the nominating and governance committee, a current copy of the nominating and governance committee charter is available on our web site at www.atlasenergyresources.com and we will make a printed copy available to any unitholder who so requests. The nominating and governance committee will consider nominees recommended by unitholders for the 2010 annual meeting of unitholders if submitted in writing to our Secretary in accordance with rules promulgated by the SEC and our Amended and Restated Operating Agreement.
          Rule 14a-8 under the Securities Exchange Act sets forth the eligibility requirements and the procedures that must be followed for stockholder director nominations or other proposals to be included in a public company’s proxy materials. Pursuant to the rule, nominations or other proposals submitted for inclusion in our 2010 proxy materials must be received by us at Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 2nd Floor, Moon Township, Pennsylvania 15108, Attention: Secretary, on or before January 5, 2010. Nominations or other proposals must comply with all the requirements of Rule 14a-8.
          A unitholder who wishes to present a matter for action at our 2010 annual meeting, but does not choose to include it in our proxy materials, must deliver to our Secretary on or before February 4, 2010, which date is 90 days before the first anniversary of the mailing date of this proxy statement, a notice containing the information required by the advance notice and other provisions of our Amended and Restated Operating Agreement. A unitholder who wishes to present one or more directors for nomination at our 2010 annual meeting, but does not choose to offer the nominees for inclusion in our proxy materials, must deliver a notice containing the information required by the advance notice and other provisions of our Amended and Restated Operating Agreement, including the name of the person(s) to be nominated, to our Secretary on or before February 4, 2010. A copy of the Amended and Restated Operating Agreement may be obtained by directing a written request to us at Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 2nd Floor, Moon Township, Pennsylvania 15108, Attention: Secretary.
          Nomination Process of the Nominating and Governance Committee
          The nominating and governance committee identifies director nominees by first evaluating the current members of the Board willing to continue in service. Current members with skills and experience that are relevant to our business and are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service, or if the nominating and governance committee or Board decides not to re-nominate a member for re-election, or if we decide to expand the Board, the nominating and governance committee identifies the desired skills and experience of a new nominee consistent with the nominating and governance committee’s criteria for Board service. Current members of the Board and management are polled for their recommendations. Research may also be performed or third parties retained to identify qualified individuals. To date, we have not engaged third parties to identify or evaluate potential nominees; however, we may in the future choose to do so.
          The nominating and governance committee will consider nominees recommended by unitholders, and any such recommendations should be forwarded to our Secretary in writing at our executive offices as identified in this proxy statement. Such recommendations should include the following information:
•	such information as may be reasonably necessary to determine whether the recommended director candidate is independent from the unitholder that has recommended the candidate;

•	such information as may be reasonably necessary to determine whether the director candidate is qualified to serve on the Board; and

•	such information as may be reasonably necessary to determine whether the director candidate meets the independence standards of the NYSE.
          We will also request such other information as may reasonably be required to determine whether each person recommended by a unitholder meets the criteria listed below and to enable us to make appropriate disclosures to the unitholders entitled to vote in the election of directors. Any recommendations received from stockholders will be evaluated in the same manner as potential nominees suggested by Board members, management or other parties.
          The nominating and governance committee evaluates independent director candidates based upon a number of criteria, including:
•	commitment to promoting the long-term interests of our unitholders and independence from any particular constituency;

•	professional and personal reputations that are consistent with our values;

•	broad general business experience and acumen, which may include experience in management, finance, marketing and accounting;

•	a high level of personal and professional integrity;

•	adequate time to devote attention to the affairs of our company;

•	such other attributes, including independence, relevant in constituting a board that also satisfies the requirements imposed by the Securities and Exchange Commission and the NYSE; and

•	Board balance in light of our company’s current and anticipated needs and the attributes of the other directors and executives.

Committee Reports
Audit Committee Report
          The audit committee has approved the following report:
          In connection with its function to oversee and monitor the financial reporting process of Atlas Energy Resources, LLC (the “Company”), the audit committee has done the following:
•	reviewed and discussed the Company’s audited financial statements included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008 (the “Annual Report”) with the Company’s management;

•	discussed with the Company’s independent auditors those matters which are required to be discussed by Auditing Standards 61, as amended (Codification of Statements on Auditing Standards, AU Sec. 380); and

•	received the written disclosures and the letter from the Company’s independent auditors required by applicable requirements of the Public Company Accounting Oversight Board and discussed with the independent auditors their independence.
          Based on the foregoing, the audit committee recommended to the Board that the audited financial statements be included in the Annual Report.
Walter C. Jones, Chairman
Ellen F. Warren
Bruce M. Wolf
Compensation Committee Report
          The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
          This report has been provided by the Compensation Committee of the Board of Directors of Atlas Energy Resources, LLC.
Ellen F. Warren, Chairman
Walter C. Jones
Bruce M. Wolf
DIRECTOR AND EXECUTIVE OFFICER COMPENSATION
Compensation Discussion and Analysis
          We are required to provide information regarding the compensation program in place as of December 31, 2008, for our CEO, CFO and the three other most highly-compensated executive officers. In this report, we refer to our CEO, CFO and the other three most highly-compensated executive officers as our “Named Executive Officers” or “NEOs.” This section should be read in conjunction with the detailed tables and narrative descriptions below.

          We do not directly compensate our named executive officers. Rather, Atlas America allocates the compensation of our executive officers between activities on behalf of us and activities on behalf of itself and its affiliates based upon an estimate of the time spent by such persons on activities for us and for Atlas America and its affiliates. We reimburse Atlas America for the compensation allocated to us. Because Atlas America employs our NEOs, its compensation committee, comprised solely of independent directors, has been responsible for formulating and presenting recommendations to its Board of Directors and our board with respect to the compensation of our NEOs. The Atlas America compensation committee has also been responsible for administering our employee benefit plans, including our incentive plans. We were required to form a compensation committee in 2008 when Atlas America’s ownership in us reduced below 50% and we ceased to be a “controlled company” under NYSE rules. While compensation of the personnel of Atlas America and its affiliates who provide us with services is still authorized by Atlas America’s compensation committee, our compensation committee now reviews and approves the compensation allocations to us and the equity compensation grants under our employee benefit plans.
Compensation Objectives
          We believe that our compensation program must support our business strategy, be competitive, and provide both significant rewards for outstanding performance and clear financial consequences for underperformance. We also believe that a significant portion of the NEOs’ compensation should be “at risk” in the form of annual and long-term incentive awards that are paid, if at all, based on individual and company accomplishment. Accounting and cost implications of compensation programs are considered in program design; however, the essential consideration is that a program is consistent with our business needs.
Compensation Methodology
          The Atlas America compensation committee makes recommendations to the Atlas America board and our compensation committee on compensation amounts after the close of its (and our) fiscal year. In the case of base salaries, it recommends the amounts to be paid for that year. In the case of annual bonus and long-term incentive compensation, the committee recommends the amount of awards based on the then concluded fiscal year. Atlas America typically pays cash awards and issues equity awards in February of the following fiscal year. The Atlas America compensation committee has the discretion to recommend the issuance of equity awards at other times during the fiscal year. In addition, some of our NEOs who also perform services for Atlas America and its other publicly-traded subsidiaries, Atlas Pipeline Partners and Atlas Pipeline Holdings, may receive stock-based awards from these subsidiaries, each of which have delegated compensation decisions to the Atlas America compensation committee because they, like us, do not have their own employees.
          Each year, Atlas America’s (and our) Chief Executive Officer provides the Atlas America compensation committee with key elements of Atlas America’s performance and the NEOs’ performance as well as recommendations to assist it in determining compensation levels. The Atlas America compensation committee focuses on Atlas America’s equity performance, market capitalization, corporate developments, business performance (including production of energy and replacement of reserves) and financial position in recommending the compensation for those NEOs who provided services to both Atlas America and to us.
          The Atlas America compensation committee has retained Mercer (US) Inc. to provide information, analyses, and advice regarding executive compensation. The Atlas America compensation committee originally retained Mercer in June 2006 to analyze and review the competitiveness and appropriateness of all elements of the compensation we paid to Atlas America’s NEOs, individually and as a group, for its fiscal 2006. The purpose of the analysis was to determine whether Atlas America’s compensation practices were within the norm for companies of similar size and focus. The peer group analysis was not aimed at establishing benchmarks for its compensation program, but rather to provide a “reality check” to obtain a general understanding of then current compensation levels. Because of the importance to Atlas America and our company of our direct-placement energy investment programs and Atlas America’s creation of new initiatives and entities, Mercer looked not only to the energy industry in evaluating Atlas America’s compensation levels but also to the financial services and alternative asset industries. Mercer’s analysis established that Atlas America’s fiscal 2006 compensation amounts fell between the median and the 75th percentile of the peer group it used, which the Atlas America compensation committee found acceptable in the context of its evaluation of the performance of the NEOs.
          At the Atlas America compensation committee’s direction, Mercer provided the following services for the committee during fiscal 2008:
•	provided on-going advice as needed on the design of Atlas America’s annual and long-term incentive plans;

•	advised the committee as requested on the performance measures and performance targets for the annual programs by providing an analysis of total shareholder return for a peer group of companies identified by Atlas America and of the metrics of its internal performance review; and

•	provided advice in connection with Jonathan Cohen’s employment agreement.
Mercer did not provide a peer group or other analysis with respect to compensation levels. In the course of conducting its activities for fiscal 2008, Mercer attended four meetings of the Atlas America compensation committee and presented its findings and recommendations for discussion.
          The Atlas America compensation committee has established procedures that it considers adequate to ensure that Mercer’s advice remains objective and is not influenced by our management. These procedures include: a direct reporting relationship of the Mercer consultant to the chairman of the Atlas America compensation committee; provisions in the engagement letter with Mercer specifying the information, data, and recommendations that can and cannot be shared with management; an annual update to the committee on Mercer’s financial relationship with Atlas America, including a summary of the work performed for it during the preceding 12 months; and written assurances from Mercer that, within the Mercer organization, the Mercer consultant who performs services for the committee has a reporting relationship and compensation determined separately from Mercer’s other lines of business and from its other work for Atlas America. With the consent of the Atlas America compensation committee chair, Mercer may contact Atlas America’s executive officers for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the Atlas America compensation committee that the executive officers also receive.
          Atlas America’s (and our) Chief Executive Officer provides the Atlas America compensation committee with key elements of both Atlas America’s and our company’s and the NEOs’ performance during the year. Our CEO makes recommendations to the Atlas America compensation committee regarding the salary, bonus and incentive compensation component of each NEO’s total compensation, including his own. Our CEO, at the committee’s request, may attend committee meetings; however, his role during the meetings is to provide insight into Atlas America’s and our company’s and the NEOs’ performance as well as the performance of other comparable companies in the same industry. In making its compensation decisions, the Atlas America compensation committee meets in executive session, without management, both with and without Mercer.

          Ultimately, the decisions regarding executive compensation are made by the Atlas America compensation committee after extensive discussion regarding appropriate compensation and may reflect factors and considerations other than the information and advice provided by Mercer and our CEO. The Atlas America compensation committee decisions are approved by Atlas America’s board of directors, and allocations made to us are approved by our compensation committee.
Elements of our Compensation Program
          Our executive officer compensation package includes a combination of annual cash and long-term incentive compensation. Annual cash compensation is comprised of an allocation of base salary plus cash bonus awarded by Atlas America. Long-term incentives consist of a variety of equity awards. Both the annual cash incentives and long-term incentives may be performance-based.
          Base Salary
          Base salary is intended to provide fixed compensation to the NEOs for their performance of core duties that contributed to the success of Atlas America and us as measured by the elements of corporate performance mentioned above. Base salaries are not intended to compensate individuals for extraordinary performance or for above average company performance.
          Annual Incentives
          Annual incentives are intended to tie a significant portion of each of the NEO’s compensation to Atlas America’s annual performance and /or that of one of Atlas America’s subsidiaries or divisions for which the officer is responsible. Generally, the higher the level of responsibility of the executive within Atlas America, the greater is the incentive component of that executive’s target total cash compensation. The Atlas America compensation committee may recommend awards of performance-based bonuses and discretionary bonuses.
          Performance-Based Bonuses— The Atlas America Annual Incentive Plan for Senior Executives, which we refer to as the Senior Executive Plan, provides awards for the achievement of predetermined, objective performance measures over a specified 12-month performance period, generally Atlas America’s fiscal year. Awards under the Senior Executive Plan are paid in cash. The Senior Executive Plan is designed to permit Atlas America to qualify for an exemption from the $1,000,000 deduction limit under Section 162(m) of the Internal Revenue Code for compensation paid to the NEOs. Notwithstanding the existence of the Senior Executive Plan, the Atlas America compensation committee believes that the interests of Atlas America’s stockholders and our unitholders are best served by not restricting its discretion and flexibility in crafting compensation, even if the compensation amounts result in non-deductible compensation expense. Therefore, the committee reserves the right to approve compensation that is not fully deductible.
          In March 2009, the compensation committee approved 2009 target bonus awards to be paid from a bonus pool to Atlas America’s executive officers, some of whom are also our NEOs. The bonus pool is equal to 18.3% of Atlas America’s adjusted distributable cash flow unless the adjusted distributable cash flow includes any capital transaction gains in excess of $50 million, in which case 10% of that excess will be included in the bonus pool. Unless the threshold amount described below is met, no bonuses will be paid pursuant to Section 162(m). If the threshold is met, then the Atlas America compensation committee may award bonuses under Section 162(m) up to the amount of the above-referenced bonus pool. The threshold to determine if bonuses under Section 162(m) may be paid is that adjusted distributable cash flow must be equal or greater than at least 75% of the average adjusted distributable cash flow for the previous 3 years. Adjusted distributable cash flow means the sum of (i) cash available for distribution to Atlas America by any of our subsidiaries (regardless of whether such cash is actually distributed), plus (ii) interest income during the year, plus (iii) to the extent not otherwise included in adjusted distributable cash flow, any realized gain on the sale of securities, including securities of a subsidiary, less (iv) Atlas America stand-alone general and administrative expenses for the year excluding any bonus expense (other than non-cash bonus compensation included in general and administrative expenses), and less (v) to the extent not otherwise included in adjusted distributable cash flow, any loss on the sale of securities, including securities of a subsidiary. A return of Atlas America capital investment in a subsidiary is not intended to be included and, accordingly, if adjusted distributable cash flow includes proceeds from the sale of all or substantially all of the assets of a subsidiary, the amount of such proceeds to be included in adjusted distributable cash flow will be reduced by Atlas America basis in the subsidiary. The maximum award payable, expressed as a percentage of Atlas America estimated 2009 adjusted distributable cash flow, for each participant is as follows: Edward E. Cohen, 6.14%; Jonathan Z. Cohen, 4.37%; Matthew A. Jones, 3.46%; Richard D. Weber, 2.60% and Freddie Kotek, 1.73%. Pursuant to the terms of the Senior Executive Plan, the compensation committee has the discretion to recommend reductions, but not increases, in awards under the plan.
          Discretionary Bonuses—Discretionary bonuses may be awarded to recognize individual and group performance.
          Long-Term Incentives
          We believe that our long-term success depends upon aligning our executives’ and unitholders’ interests. To support this objective, Atlas America provide our executives with various means to become significant equity holders, including our Long-Term Incentive Plan, which we refer to as our Plan. Our NEOs are also eligible to receive awards under the Atlas America Stock Incentive Plan, which we refer to as the Atlas Plan, the Atlas Pipeline Partners Long-Term Incentive Plan, which we refer to as the APL Plan, and the Atlas Pipeline Holdings Long-Term Incentive Plan, which we refer to as the AHD Plan, as appropriate.
          Grants under our Plan: The Atlas America compensation committee may recommend grants of equity awards in the form of options, restricted units, and/or phantom units.
          Options—Options have a ten-year term and, in general, vest 25% on the third anniversary of the grant date and 75% on the fourth anniversary of the grant date.
          Phantom Units—A phantom unit is a notional unit which, upon vesting, converts into a common unit in our company. Phantom units may be granted with or without tandem distribution equivalent rights, which we refer to as DERs. In general, grants of our phantom units vest 25% on the third anniversary of the grant date and 75% on the fourth anniversary of the grant date.
          Restricted Units—From time to time, restricted units of our company may be granted to selected NEOs or employees.
          Grants under Other Plans: As described above, our NEOs who perform services for us and one or more of Atlas America’s publicly-traded subsidiaries may receive stock-based awards under the Atlas Plan, the APL Plan or the AHD Plan.
Supplemental Benefits, Deferred Compensation and Perquisites
          We do not provide supplemental benefits for executives and perquisites are discouraged. Atlas America does provide a Supplemental Executive Retirement Plan for Messrs. E. Cohen and J. Cohen

pursuant to their employment agreements, but none of those benefits or related costs are allocated to us. None of our NEOs have deferred any portion of their compensation.
Employment Agreements
          Generally, Atlas America does not favor employment agreements unless they are required to attract or to retain executives to the organization. It entered into employment agreements with Messrs. E. Cohen and Weber. In January 2009, it entered into an employment agreement with Mr. J. Cohen. See “Employment Agreements and Potential Payments Upon Termination or Change of Control.” The Atlas America compensation committee takes termination compensation payable under these agreements into account in determining annual compensation awards, but ultimately its focus is on recognizing each individual’s contribution to Atlas America’s and our performance during the year.
Determination of 2008 Compensation Amounts
          As described above, after the end of our 2008 fiscal year, the Atlas America compensation committee set the base salaries of our NEOs for the 2009 fiscal year and recommended incentive awards based on the prior year’s performance. In carrying out its function, the Atlas America compensation committee acted in consultation with Mercer.
          In determining the actual amounts to be paid to the NEOs, the compensation committee considered both individual and company performance. Our CEO makes recommendations of award amounts based upon the NEOs’ individual performances as well as the performance of our publicly-held subsidiaries for which each NEO provides service; however, the compensation committee has the discretion to approve, reject or modify the recommendations. The compensation committee noted that our management team had accomplished the following strategic objectives, among others, during fiscal 2008: maintained an unencumbered balance sheet, raised approximately $1.2 billion for our subsidiaries through issuances of equity and senior unsecured notes and increases in senior secured credit facilities, raised approximately 23% more for Atlas Energy Resources’ investment partnerships than fiscal 2007, solidified Atlas Energy Resources’ position as one of the leading companies in the Marcellus Shale by adding approximately 69,000 acres at very competitive prices and drilling over 90 wells, increased total proved reserves by approximately 11% over the prior year, increased natural gas processing capacity and achieved record throughput on both the Appalachia and Mid-Continent pipeline systems. In addition, the compensation committee reviewed our calculations of our adjusted distributable cash flow and determined that 2008 adjusted distributable cash flow exceeded the pre-determined minimum threshold of 95% of 2007 adjusted distributable cash flow by more than 50%.
          Base Salary. Consistent with its preference for having a significant portion of the NEOs’ overall compensation package be incentive compensation, our CEO did not recommend any increases in salaries for 2009. The Atlas America compensation committee took this recommendation into consideration and ultimately adopted it.
          Annual Incentives.
          Performance-Based Bonuses. The maximum amount payable to each of the NEOs pursuant to the predetermined percentages established under the Senior Executive Plan was as follows: Edward E. Cohen, $8,644,000; Jonathan Z. Cohen, $6,152,000; Matthew A. Jones, $4,880,000; Freddie M. Kotek, $2,440,000 and Richard D. Weber, $3,660,000. As described above, our NEOs substantially outperformed the incentive goals set for them and, under normal circumstances, Atlas America would anticipate awarding substantially increased bonuses for 2008. However, the Atlas America compensation committee recognized that prevailing economic conditions are not normal and decided, pursuant to its discretionary authority as set forth in the Senior Executive Plan, to recommend that the maximum amount for each NEO be reduced and recommended that we award cash incentive bonuses allocated to us as follows: Edward E. Cohen, $292,500; Jonathan Z. Cohen, $75,000; Matthew A. Jones, $600,000; Freddie M. Kotek, $500,000 and Richard D. Weber, $840,000.
          Long-Term Incentives. The Atlas America compensation committee determined that it would not recommend any equity-based awards to our NEOs because it felt that previous awards were adequate.
          The following table sets forth the compensation allocation for fiscal years 2008, 2007 and 2006 for our Chief Executive Officer and Chief Financial Officer, and each of our other most highly compensated executive officers whose allocated total compensation exceeded $100,000. As required by SEC guidance, the table also discloses awards under the Atlas Plan.
2008 SUMMARY COMPENSATION TABLE

						Non-Equity
						Incentive
				Stock		Plan	All Other
				Awards	Option Awards	Compensation	Compensation		Total
Name and Principal Position	Year	Salary	Bonus ($)	($) (1)	($)(2)	($)	($)		($)
Edward E. Cohen, Chairman of the Board and Chief Executive Officer	2008	$135,000	—	$1,153,000	$1,177,753	$292,500	$476,000	(3)	$3,234,253
	2007	$405,000	—	$1,153,000	$301,250	$2,250,000	$294,000		$4,403,250
	2006	$27,391	—	$674,625	$84,861	—	$32,300		$819,177

Matthew A. Jones, Chief Financial Officer	2008	$120,000	—	$115,300	$688,369	$600,000	$47,600	(3)	$1,571,269
	2007	$135,000	—	$115,300	$337,295	$900,000	$29,400		$1,516,995
	2006	$13,696	—	$276,546	$324,172	—	$7,600		$622,064

Jonathan Z. Cohen, Vice Chairman	2008	$90,000	—	$576,500	$821,702	$75,000	$181,000	(3)	$1,744,202
	2007	$33,750		$576,500	$120,500	$1,434,783	$147,000		$2,312,533

Richard D. Weber, President and Chief Operating Officer of Atlas Energy Resources, LLC	2008	$210,000		$250,000	$726,656	$840,000	$10,473		$2,037,129
	2007	$300,000	—	$250,000	$463,770	$1,500,000	$2,857		$2,516,627
	2006	$15,217	—	$187,504	$347,779	—	—		$550,500

Freddie M. Kotek, Executive Vice President of Atlas America	2008	$150,000	—	$115,300	$359,247	$500,000	$47,600	(3)	$1,172,147
	2007	$225,000	$750,000	$115,300	$183,710	—	$29,400		$1,303,410

(1)	Represents the dollar amount of expense we recognized for financial statement reporting purposes with respect to phantom units and/or restricted units granted under our Plan, all in accordance with FAS 123R. See Note 11 to our combined and consolidated financial statements in our Annual Report for an explanation of the assumptions we make for this valuation.

(2)	Represents the dollar amount of (i) expense recognized by Atlas for financial statement reporting purposes with respect to options granted under the Atlas Plan; and/or (ii) expense we recognized for financial statement reporting purposes for options granted under our Plan, all in accordance with FAS 123R. See Note 11 to our combined and consolidated financial statements in our Annual Report for an explanation of the assumptions we make for this valuation.

(3)	Represents payments on DERs with respect to the phantom units awarded under our Plan, as reported in the Stock Awards column.
     The following table discloses awards under the Atlas Plan.
2008 GRANTS OF PLAN-BASED AWARDS TABLE

			All Other
			Option Awards:		Exercise or	Grant Date
			Number of Securities		Base Price of	Fair Value of
	Grant	Approval	Underlying Options		Option Awards	Stock and
Name	Date	Date	(#)		($/Sh)	Option Awards
Edward E. Cohen	1/29/08	1/04/08	300,000	(1)	$32.53	$3,507,000	(1)

Matthew A. Jones	1/29/08	1/04/08	120,000	(1)	$32.53	$1,402,800	(1)

Jonathan Z. Cohen	1/29/08	1/04/08	240,000	(1)	$32.53	$2,805,600	(1)

Richard D. Weber	1/29/08	1/04/08	90,000	(1)	$32.53	$1,052,100	(1)

Freddie Kotek	1/29/08	1/04/08	60,000	(1)	$32.53	$701,400	(1)

(1)	Represents grants of stock options under the ATLS Plan, which vest 25% on each anniversary of the grant, valued at $11.69 per option using the Black-Scholes option pricing model to estimate the weighted average fair value of each unit option granted with weighted average assumptions for (a) expected dividend yield of 3.7%, (b) risk-free interest rate of 2.6%, (c) expected volatility of 33.0%, and (d) an expected life of 6.3 years.
Employment Agreements and Potential Payments Upon Termination or Change of Control
          Edward E. Cohen
          In May 2004, Atlas America entered into an employment agreement with Edward E. Cohen, who currently serves as our Chairman, Chief Executive Officer and President. The agreement was amended as of December 31, 2008 to comply with requirements under Section 409A of the Code relating to deferred compensation. As discussed above under “Compensation Discussion and Analysis,” Atlas America allocates a portion of Mr. Cohen’s compensation cost based on an estimate of the time spent by Mr. Cohen on our activities. Atlas America adds 14% to the compensation amount allocated to us to cover the costs of health insurance and similar benefits. The following discussion of Mr. Cohen’s employment agreement summarizes those elements of Mr. Cohen’s compensation that are allocated in part to us.

          Mr. Cohen’s employment agreement requires him to devote such time to Atlas America as is reasonably necessary to the fulfillment of his duties, although it permits him to invest and participate in outside business endeavors. The agreement provided for initial base compensation of $350,000 per year, which may be increased by the Atlas America compensation committee based upon its evaluation of Mr. Cohen’s performance. Mr. Cohen is eligible to receive incentive bonuses and stock option grants and to participate in all employee benefit plans in effect during his period of employment.
          The agreement has a term of three years and, until notice to the contrary, the term is automatically extended so that on any day on which the agreement is in effect it has a then-current three-year term. Mr. Cohen’s employment agreement was entered into in 2004, around the time that Atlas America was preparing to launch its initial public offering in connection with its spin-off from Resource America, Inc. At that time, it was important to establish a long-term commitment to and from Mr. Cohen as the Chief Executive Officer and President of Atlas America. The rolling three-year term was determined to be an appropriate amount of time to reflect that commitment and was deemed a term that was commensurate with Mr. Cohen’s position. The multiples of the compensation components upon termination or a change of control, discussed below, were generally aligned with competitive market practice for similar executives at the time that the agreement was negotiated.
          The agreement provides the following regarding termination and termination benefits:
•	Upon termination of employment due to death, Mr. Cohen’s estate will receive (a) a lump sum payment in an amount equal to three times his final base salary and (b) automatic vesting of all stock and option awards.

•	Atlas America may terminate Mr. Cohen’s employment if he is disabled for 180 consecutive days during any 12-month period. If his employment is terminated due to disability, Mr. Cohen will receive (a) a lump sum payment in an amount equal to three times his final base salary, (b) a lump sum amount equal to the COBRA premium cost for continued health coverage, less the premium charge that is paid by Atlas America’s employees, during the three years following his termination, (c) a lump sum amount equal to the cost Atlas America would incur for life, disability and accident insurance coverage during the three-year period, less the premium charge that is paid by our employees, (d) automatic vesting of all stock and option awards and (e) any amounts payable under Atlas America’s long-term disability plan.

•	Atlas America may terminate Mr. Cohen’s employment without cause, including upon or after a change of control, upon 30 days’ prior written notice. He may terminate his employment for good reason. Good reason is defined as a reduction in his base pay, a demotion, a material reduction in his duties, relocation, his failure to be elected to Atlas America’s Board of Directors or Atlas America’s material breach of the agreement. Mr. Cohen must provide Atlas America with 30 days’ notice of a termination by him for good reason within 60 days of the event constituting good reason. Atlas America then would have 30 days in which to cure and, if it does not do so, Mr. Cohen’s employment will terminate 30 days after the end of the cure period. If employment is terminated by Atlas America without cause, by Mr. Cohen for good reason or by either party in connection with a change of control, he will be entitled to either (a) if Mr. Cohen does not sign a release, severance benefits under Atlas America’s then current severance policy, if any, or (b) if Mr. Cohen signs a release, (i) a lump sum payment in an amount equal to three times his average compensation (defined as the average of the three highest years of total compensation), (ii) a lump sum amount equal to the COBRA premium cost for continued health coverage, less the premium charge that is paid by Atlas America’s employees, during the three years following his termination, (iii) a lump sum amount equal to the cost Atlas America would incur for life, disability and accident insurance coverage during the three-year period, less the premium charge that is paid by Atlas America’s employees, and (iv) automatic vesting of all stock and option awards.
•	Mr. Cohen may terminate the agreement without cause with 60 days notice to Atlas America, and if he signs a release, he will receive (a) a lump sum payment equal to one-half of one year’s base salary then in effect and (b) automatic vesting of all stock and option awards.
          Change of control is defined as:
•	the acquisition of beneficial ownership, as defined in the Securities Exchange Act of 1933, of 25% or more of Atlas America’s voting securities or all or substantially all of Atlas America’s assets by a single person or entity or group of affiliated persons or entities, other than an entity affiliated with Mr. Cohen or any member of his immediate family;

•	Atlas America consummates a merger, consolidation, combination, share exchange, division or other reorganization or transaction with an unaffiliated entity in which either (a) Atlas America’s directors immediately before the transaction constitute less than a majority of the board of the surviving entity, unless 1/2 of the surviving entity’s board were Atlas America’s directors immediately before the transaction and Atlas America’s chief executive officer immediately before the transaction continues as the chief executive officer of the surviving entity; or (b) Atlas America’s voting securities immediately prior to the transaction represent less than 60% of the combined voting power immediately after the transaction of Atlas America, the surviving entity or, in the case of a division, each entity resulting from the division;

•	during any period of 24 consecutive months, individuals who were Atlas America Board members at the beginning of the period cease for any reason to constitute a majority of the Atlas America Board, unless the election or nomination for election by Atlas America’s stockholders of each new director was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of the period; or

•	Atlas America’s stockholders approve a plan of complete liquidation of winding up of Atlas America, or agreement of sale of all or substantially all of Atlas America’s assets or all or substantially all of the assets of Atlas America’s primary subsidiaries to an unaffiliated entity.
          Termination amounts will not be paid until 6 months after the termination date, if such delay is required by Section 409A. In the event that any amounts payable to Mr. Cohen upon termination become subject to any excise tax imposed under Section 4999 of the Code, Atlas America must pay Mr. Cohen an additional sum such that the net amounts retained by Mr. Cohen, after payment of excise, income and withholding taxes, equals the termination amounts payable, unless Mr. Cohen’s employment terminates because of his death or disability.
          We anticipate that lump sum termination amounts paid to Mr. Cohen would be allocated to us consistent with past practice and, with respect to payments based on three years’ of compensation, would be allocated to us based on the average amount of time Mr. Cohen devoted to our activities during the prior three-year period. The following table provides an estimate of the value of the benefits to Mr. Cohen if a termination event had occurred as of December 31, 2008. Amounts shown in the “Lump sum severance payment” and “Benefits” columns represent amounts that would have been allocated to us based on the allocation rate for fiscal 2008 rather than, as appropriate, the three years ending December 31, 2008 because we began operations on December 18, 2006.

				Accelerated
				vesting of
	Lump sum			stock awards
	severance			and option
Reason for termination	payment		Benefits(1)	awards(2)	Tax gross- up(3)
Death	$405,000	(4)	$—	$2,554,000	$—

Disability	405,000	(4)	5,763	2,554,000	—

Termination by us without cause	1,612,500	(5)	5,763	2,554,000	—
Termination by Mr. Cohen for good reason	1,612,500	(5)	5,763	2,554,000	—

Change of control	1,612,500	(5)	5,763	2,554,000	688,696
Termination by Mr. Cohen without cause	67,500	(4)	—	2,554,000	—

(1)	Represents rates currently in effect for COBRA insurance benefits for 36 months.

(2)	Represents the value of unexercisable option and unvested stock awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End Table.” The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable stock on December 31, 2008. The payments relating to stock awards are calculated by multiplying the number of accelerated shares or units by the closing price of the applicable stock on December 31, 2008.

(3)	Calculated after deduction of any excise tax imposed under section 4999 of the Code, and any federal, state and local income tax, FICA and Medicare withholding taxes, taking into account the 20% excess parachute payment rate and a 42.65% combined effective tax rate.

(4)	Calculated based on Mr. Cohen’s 2008 base salary.

(5)	Calculated based on Mr. Cohen’s average 2008, 2007 and 2006 base salary and bonus.
          Jonathan Z. Cohen
          In January 2009, Atlas America entered into an employment agreement with Jonathan Z. Cohen, who currently serves as our Vice-Chairman. As discussed above under “Compensation Discussion and Analysis,” Atlas America allocates a portion of Mr. Cohen’s compensation cost based on an estimate of the time spent by Mr. Cohen on our activities. Atlas America adds 14% to the compensation amount allocated to us to cover the costs of health insurance and similar benefits. The following discussion of Mr. Cohen’s employment agreement summarizes those elements of Mr. Cohen’s compensation that are allocated in part to us.
          Mr. Cohen’s employment agreement requires him to devote such time to Atlas America as is reasonably necessary to the fulfillment of his duties, although it permits him to invest and participate in outside business endeavors. The agreement provided for initial base compensation of $600,000 per year, which may be increased by the Atlas America based upon its evaluation of Mr. Cohen’s performance. Mr. Cohen is eligible to receive incentive bonuses and stock option grants and to participate in all employee benefit plans in effect during his period of employment. The agreement has a term of three years and, until notice to the contrary, the term is automatically extended so that on any day on which the agreement is in effect it has a then-current three-year term. The rolling three-year term and the multiples of the compensation components upon termination or a change of control, discussed below, were generally aligned with competitive market practice for similar executives at the time that the employment agreement was negotiated.
          The agreement provides the following regarding termination and termination benefits:
•	Upon termination of employment due to death, Mr. Cohen’s estate will receive (a) accrued but unpaid bonus and vacation pay and (b) automatic vesting of all equity-based awards.

•	Atlas America may terminate Mr. Cohen’s employment without cause upon 90 days’ prior notice or if he is physically or mentally disabled for 180 days in the aggregate or 90 consecutive days during any 365-day period and Atlas America’s board determines, in good faith based upon medical evidence, that he is unable to perform his duties. Upon termination by Atlas America other than for cause, including disability, or by Mr. Cohen for good reason (defined as any action or inaction that constitutes a material breach by Atlas America of the employment agreement or a change of control), Mr. Cohen will receive either (a) if Mr. Cohen does not sign a release, severance benefits under our then current severance policy, if any, or (b) if Mr. Cohen signs a release, (i) a lump sum payment in an amount equal to three years of his average compensation (which is defined as his base salary in effect immediately before termination plus the average of the cash bonuses earned for the three calendar years preceding the year in which the termination occurred), less, in the case of termination by reason of disability, any amounts paid under disability insurance provided by us, (ii) monthly reimbursement of any COBRA premium paid by Mr. Cohen, less the amount Mr. Cohen would be required to contribute for health and dental coverage if he were an active employee and (iv) automatic vesting of all equity-based awards.

•	Atlas America may terminate Mr. Cohen’s employment for cause (defined as a felony conviction or conviction of a crime involving fraud, deceit or misrepresentation, failure by Mr. Cohen to materially perform his duties after notice other than as a result of physical or mental illness, or violation of confidentiality obligations or representations contained in the employment agreement). Upon termination by Atlas America for cause or by Mr. Cohen for other than good reason, Mr. Cohen’s vested equity-based awards will not be subject to forfeiture.
          Change of control is defined as:
•	the acquisition of beneficial ownership, as defined in the Securities Exchange Act, of 25% or more of Atlas America’s voting securities or all or substantially all of Atlas America’s assets by a single person or entity or group of affiliated persons or entities, other than an entity affiliated with Mr. Cohen or any member of his immediate family;

•	Atlas America consummates a merger, consolidation, combination, share exchange, division or other reorganization or transaction with an unaffiliated entity in which either (a) Atlas America’s directors immediately before the transaction constitute less than a majority of the board of the surviving entity, unless 1/2 of the surviving entity’s board were our directors immediately before the transaction and Atlas America’s Chief Executive Officer immediately before the transaction continues as the Chief Executive Officer of the surviving entity; or (b) Atlas America’s voting securities immediately prior to the transaction represent less than 60% of the combined voting power immediately after the transaction of Atlas America, the surviving entity or, in the case of a division, each entity resulting from the division;
•	during any period of 24 consecutive months, individuals who were Atlas America board members at the beginning of the period cease for any reason to constitute a majority of Atlas America’s board, unless the election or nomination for election by Atlas America’s stockholders of each new director was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of the period; or

•	Atlas America’s stockholders approve a plan of complete liquidation of winding up, or agreement of sale of all or substantially all of Atlas America’s assets or all or substantially all of the assets of its primary subsidiaries to an unaffiliated entity.
          Termination amounts will not be paid until 6 months after the termination date, if such delay is required by Section 409A. We anticipate that lump sum termination amounts paid to Mr. Cohen would be allocated to us consistent with past practice and, with respect to payments based on three years’ of compensation, would be allocated to us based on the average amount of time Mr. Cohen devoted to our activities during the prior three-year period. The following table provides an estimate of the value of the benefits to Mr. Cohen if a termination event had occurred as of December 31, 2008. Amounts shown in the “Lump sum severance payment” and “Benefits” columns represent amounts that would have been allocated to us based on the allocation rate for fiscal 2008 rather than, as appropriate, the three years ending December 31, 2008 because we began operations on December 18, 2006.

			Accelerated
	Lump sum		vesting of stock
	severance		awards and
Reason for termination	payment	Benefits(1)	option awards(2)
Death	—	—	$1,510,850
Termination by us other than for cause (including disability) or by Mr. Cohen for good reason (including a change of control)	$1,224,000 (3)		$1,510,850
Termination by us for cause or by Mr. Cohen for other than good reason	—	—	—

(1)	Mr. J. Cohen does not currently receive benefits from Atlas America.

(2)	Represents the value of unexercisable option and unvested stock awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End Table.” The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable stock on December 31, 2008. The payments relating to stock awards are calculated by multiplying the number of accelerated shares or units by the closing price of the applicable stock on December 31, 2008.

(3)	Calculated based on Mr. Cohen’s 2008 base salary and the average of his 2008, 2007 and 2006 bonuses.
          Richard D. Weber
          Atlas America entered into an employment agreement in April 2006 with Richard Weber, who serves as President and Chief Operating Officer of us and of our manager, Atlas Energy Management, in conjunction with our formation. The agreement was amended as of April 26, 2007 to provide for accelerated vesting of stock and option awards upon Mr. Weber’s death or disability, and as of December 18, 2008 to comply with requirements under Section 409A of the Code relating to deferred compensation. The agreement has a two year term and, after the first year, the term automatically renews daily so that on any day that the agreement is in effect, the agreement will have a remaining term of one year. The automatic extension ceases upon notice from Atlas America of its election not to extend the term. Any such termination is treated as a termination without cause, but will be treated as a termination for cause if Atlas America waives the covenant not to compete set forth in the employment agreement.
          Mr. Weber is required to devote substantially all of his working time to Atlas Energy Management and its affiliates. The agreement provides for an annual base salary of not less than $300,000 and a bonus of not less than $700,000 during the first year. After that, bonuses will be awarded solely at the discretion of the compensation committee. The agreement provides for equity compensation as follows:
•	Upon execution of the agreement, Mr. Weber was granted options to purchase 75,000 shares of Atlas America stock at $21.27, as adjusted for stock splits.

•	In January 2007, Mr. Weber was granted 47,619 shares of our restricted units with a value of $1,000,000.

•	In January 2007, Mr. Weber was granted options to purchase 373,752 of our common units at $21.00.
          All of the securities described above vest 25% per year on each anniversary of the date Mr. Weber commenced his employment, April 17, 2006. All securities will vest immediately upon a change of control or termination by Mr. Weber for good reason or by Atlas Energy Management other than for cause.
          Change of control is defined as:
•	the acquisition of beneficial ownership, as defined in the Securities Exchange Act, of 50% or more of Atlas America’s or our voting securities or all or substantially all of Atlas America’s or our assets by a single person or entity or group of affiliated persons or entities, other than an entity of which either Mr. E. Cohen or Mr. J. Cohen is an officer, manager, director or participant;

•	we or Atlas America consummate a merger, consolidation, combination, share exchange, division or other reorganization or transaction with an unaffiliated entity after which Atlas Energy Management is not our manager; or

•	our or Atlas America’s shareholders approve a plan of complete liquidation of winding up, or agreement of sale of all or substantially all of our or Atlas America’s assets other than an entity of which either Mr. E. Cohen or Mr. J. Cohen is an officer, manager, director or participant.
The change of control triggering events relating to the possible absence of Messrs. Cohen reflects that Mr. Weber’s belief that Messrs. Cohen effectively controlled us at the time of his employment and their separation would therefore constitute a change of control.
          Good reason is defined as a material breach of the agreement, reduction in Mr. Weber’s base salary or a material reduction in his duties, including demotion from our President and Chief Operating Officer. Cause is defined as fraud in connection with his employment, conviction of a crime other than a traffic offense, material failure to perform his duties after written demand by Atlas America’s Board or breach of the representations made by Mr. Weber in the employment agreement if the breach impacts his ability to fully perform his duties. Disability is defined as becoming disabled by reason of physical or mental disability for more than 180 days in the aggregate or a period of 90 consecutive days during any 365-day period and the good faith determination by the Atlas America Board based upon medical evidence that Mr. Weber is unable to perform his duties under his employment agreement.
          Atlas Energy Management may terminate Mr. Weber without cause upon 45 days written notice or for cause upon written notice. Mr. Weber may terminate his employment for good reason or for any other reason upon 30 days’ written notice. Key termination benefits are as follows:
•	If Mr. Weber’s employment is terminated due to death, (a) Atlas Energy Management will pay to Mr. Weber’s designated beneficiaries a lump sum cash payment in an amount equal to the bonus that Mr. Weber received from the prior fiscal year pro rated for the time employed during the current fiscal year, (b) Mr. Weber’s family will receive health insurance coverage for one year; and (c) all of our stock and option awards will automatically vest.

•	Upon termination by Atlas Energy Management other than for cause or death (including termination by reason of disability), or if Mr. Weber terminates his employment for good reason, (a) Atlas Energy Management will pay amounts and benefits otherwise payable to Mr. Weber as if Mr. Weber remained employed for one year, except that the bonus amount will equal to the prorated bonus awarded in the prior fiscal year, (b) Mr. Weber will be entitled to continued participation in all in all Atlas Energy incentive, savings, retirement and benefit plans and, to the extent such benefits cannot be provided, Atlas Energy Management will either provide such benefits outside the plan or program at no cost or pay in cash an amount equal to the premium cost of such benefits, and (c) all stock and option awards will automatically vest.

•	Upon a change of control, all stock and option awards will automatically vest.
          Mr. Weber is entitled to a gross-up payment if any payments made to him would constitute an excess parachute payment under Section 280G of the Code such that the net amount Mr. Weber receives after the deduction of any excise tax, any federal, state and local income tax, and any FICA and Medicare withholding tax is the same amount he would have received had such taxes not been deducted. We believe that the multiples of the compensation components payable to Mr. Weber upon termination were generally aligned with competitive market practice for similar executives at the time that his employment agreement was negotiated. The agreement includes standard restrictive covenants for a period of two years following termination, including non-compete and non-solicitation provisions.
          If a termination event had occurred as of December 31, 2008, we estimate that the value of the benefits to Mr. Weber would have been as follows:

			Accelerated
	Lump sum		vesting of stock
	severance		awards and
Reason for termination	payment	Benefits(1)	option awards(2)	Tax gross-up
Death	$840,000 (3)	$12,035	$—	—
Disability	—	13,878	—	—
Termination by us other than for cause (including for disability) or by Mr. Weber for good reason	1,050,000 (4)	13,878	304,054	—
Change of control	—	—	304,054	—

(1)	Represents rates currently in effect for COBRA insurance benefits for 12 months.

(2)	Represents the value of unexercisable option and unvested unit awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End Table.” The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable units on December 31, 2008. The payments relating to unit awards are calculated by multiplying the number of accelerated shares or units by the closing price of the applicable stock on December 31, 2008.

(3)	Represents Mr. Weber’s 2008 bonus.

(4)	Calculated as the sum of Mr. Weber’s 2008 base salary and bonus.
Our Long-Term Incentive Plan
          Our Plan provides performance incentive awards to our officers and directors, and the employees, directors and consultants of our manager and its affiliates, consultants and joint-venture partners who perform services for us. Our Plan is administered by our compensation committee. The compensation committee may grant awards of common units, restricted units, phantom units, unit options for an aggregate of 3,742,000 common units.
          Restricted Units and Phantom Units. A restricted unit is a common unit that is subject to forfeiture prior to the vesting of the award. A phantom unit entitles a participant to receive a common unit upon vesting of the phantom unit or, at the discretion of the compensation committee, cash equivalent to the then fair market value of a common unit. In tandem with phantom unit grants, the compensation committee may grant a DER. The compensation committee determines the vesting period for both restricted units and phantom units.
          Unit Options. A unit option entitles a participant to receive a common unit upon payment of the exercise price for the option after completion of vesting of the unit option. The exercise price of the unit option may be equal to or more than the fair market value of a common unit as determined by the compensation committee on the date of grant of the option. The compensation committee determines the vesting and exercise period for unit options. Unit option awards expire 10 years from the date of grant.
          The vesting of these types of awards mentioned above may also be contingent upon the attainment of predetermined performance targets, which could increase or decrease the actual award settlement, as determined by the compensation committee, although no awards currently outstanding contain any such provision. Awards will automatically vest upon a change of control, as defined in our Plan.
          The following table contains information about our Plan as of December 31, 2008:

	(a)	(b)	(c)
		Weighted-	Number of securities
	Number of	average	remaining available for
	securities to be	exercise price	future issuance under
	issued upon	of	equity compensation
	exercise of	outstanding	plans (excluding
	equity	equity	securities reflected in
Plan category	instruments	instruments	column (a))
Equity compensation plans approved by security holders — phantom and restricted units	768,829	n/a

Equity compensation plans approved by security holders — unit options	1,902,902	$24.17

Equity compensation plans approved by security holders — Total	2,671,731		1,046,086

Atlas Plan
          The Atlas Plan authorizes the granting of up to 4.5 million shares of Atlas America common stock to its employees, affiliates, consultants and directors in the form of incentive stock options, non-qualified stock options, stock appreciation rights (“SARs”), restricted stock and deferred units. SARs represent a right to receive cash in the amount of the difference between the fair market value of a share of Atlas America common stock on the exercise date and the exercise price, and may be free-standing or tied to grants of options. A deferred unit represents the right to receive one share of Atlas common stock upon vesting. Awards under the Atlas Plan generally become exercisable as to 25% each anniversary after the date of grant, except that deferred units awarded to our non-executive board members vest 33 1/3% on the second, third and fourth anniversaries of the grant, and expire not later than ten years after the date of grant. Options and units will vest sooner upon a change in control of Atlas America or death or disability of a grantee, provided the grantee has completed at least six months service from the date of grant.
          The following table contains information about the Atlas Plan as of December 31, 2008:

	(a)	(b)	(c)
		Weighted-	Number of securities
	Number of	average	remaining available for
	securities to be	exercise price	future issuance under
	issued upon	of	equity compensation
	exercise of	outstanding	plans (excluding
	equity	equity	securities reflected in
Plan category	instruments	instruments	column (a))
Equity compensation plans approved by security holders — restricted units	12,232	n/a

Equity compensation plans approved by security holders — options	3,495,351	$16.97

Equity compensation plans approved by security holders — Total	3,507,583		838,160
          As required by SEC guidelines, the following table discloses awards under our Plan as well as under the Atlas Plan.
2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards				Stock Awards
							Market
	Number of	Number of			Number of		Value of
	Securities	Securities			Shares or		Shares or
	Underlying	Underlying			Units of		Units of
	Unexercised	Unexercised	Option		Stock That		Stock That
	Options	Options	Exercise	Option	Have Not		Have Not
	(#)	(#)	Price	Expiration	Vested		Vested
Name	Exercisable	Unexercisable	($)	Date	(#)		($)
Edward E. Cohen	1,012,500 (1)	—	$11.32	7/1/2015	—		$—
	75,000 (2)	225,000 (3)	$32.53	1/29/2018	—		$—
	—	500,000 (6)	$23.06	1/24/2017	200,000	(7)	$2,554,000	(8)
	—	—	—	—	15,000	(4)	$90,000	(5)
	—	500,000 (9)	$22.56	11/10/2016	90,000	(10)	$340,200	(11)

	Option Awards						Stock Awards
									Market
	Number of		Number of				Number of		Value of
	Securities		Securities				Shares or		Shares or
	Underlying		Underlying				Units of		Units of
	Unexercised		Unexercised		Option		Stock That		Stock That
	Options		Options		Exercise	Option	Have Not		Have Not
	(#)		(#)		Price	Expiration	Vested		Vested
Name	Exercisable		Unexercisable		($)	Date	(#)		($)
Matthew A. Jones	202,500	(12)	67,500	(13)	$11.32	7/1/2015	—		$—
	30,000	(14)	90,000	(15)	$32.53	1/29/2018	—		$—
	—		50,000	(17)	$23.06	1/24/2017	20,000	(18)	$255,400	(8)
	—		—		—	—	6,250	(16)	$37,500	(5)
	—		100,000	(19)	$22.56	11/10/2016	20,000	(20)	$75,600	(11)

Jonathan Z. Cohen	675,000	(21)	—		$11.32	7/1/2015	—		$—
	60,000	(22)	180,000	(23)	$32.53	1/29/2018	—		$—
	—		200,000	(25)	$23.06	1/24/2017	100,000	(26)	$1,277,000	(8)
	—		—		—	—	10,625	(24)	$63,750	(5)
	—		200,000	(27)	$22.56	11/10/2016	45,000	(28)	$170,100	(11)

Richard D. Weber	56,250	(29)	56,250	(30)	$21.27	4/17/2016	—		$—
	30,000	(31)	90,000	(32)	$32.53	1/29/2018	—		$—
	186,876	(33)	186,876	(34)	$21.00	4/17/2016	23,810	(35)	$304,054	(8)
	—		—		—	—	—		$—
	—		—		—	—	—		$—

Freddie Kotek	101,250	(36)	33,750	(37)	$11.32	7/1/2015	—		$—
	15,000	(38)	45,000	(39)	$32.53	1/29/2018	—		$—
	—		50,000	(41)	$23.06	1/24/2017	20,000	(42)	$255,400	(8)
	—		—		—	—	250	(40)	$1,500	(5)
	—		—		—	—	—		$—

(1)	Represents 1,012,500 options to purchase our stock, granted on 7/1/05 in connection with our spin-off from Resource America, which vested immediately. Reflects a 3-for-2 stock split which was effected on June 2, 2008.

(2)	Represents 75,000 options to purchase our stock, granted on 1/29/08. Reflects a 3-for-2 stock split which was effected on June 2, 2008.

(3)	Represents options to purchase our stock, which vest as follows: 1/29/09–75,000, 1/29/09–75,000 and 1/29/10–75,000. Reflects a 3-for-2 stock split which was effected on June 2, 2008.

(4)	Represents Atlas Pipeline Partners phantom units, which vest as follows: 3/16/09 – 5,000; 11/1/09 – 5,000 and 11/1/10 – 5,000.

(5)	Based on closing market price of Atlas Pipeline Partners common units on December 31, 2008 of $ 6.00.

(6)	Represents Atlas Energy Resources options, which vest as follows: 1/24/10 – 125,000 and 1/24/11 – 375,000.

(7)	Represents Atlas Energy Resources phantom units, which vest as follows: 1/24/10 – 50,000 and 1/24/17 – 150,000.

(8)	Based upon closing price of Atlas Energy Resources common units on December 31, 2008 of $ 12.77.

(9)	Represents Atlas Pipeline Holdings options, which vest as follows: 11/10/09 – 125,000 and 11/10/10 – 375,000.

(10)	Represents Atlas Pipeline Holdings phantom units, which vest as follows: 11/10/09 – 22,500 and 11/10/10 – 67,500.

(11)	Based on closing market price of Atlas Pipeline Holdings common units on December 31, 2008 of $ 3.78.

(12)	Represents 202,500 options to purchase our stock, granted on 7/1/05 in connection with our spin-off from Resource America. Reflects a 3-for-2 stock split which was effected on June 2, 2008.

(13)	Represents options to purchase our stock, which vest as follows: 7/1/09 – 67,500. Reflects a 3-for-2 stock split which was effected on June 2, 2008.

(14)	Represents 30,000 options to purchase our stock, granted on 1/29/08. Reflects a 3-for-2 stock split which was effected on June 2, 2008.

(15)	Represents options to purchase our stock, which vest as follows: 1/29/09–30,000, 1/29/09–30,000 and 1/29/10–30,000. Reflects a 3-for-2 stock split which was effected on June 2, 2008.

(16)	Represents Atlas Pipeline Partners phantom units, which vest as follows: 3/16/09 – 3,750; 11/1/09 – 1,250 and 11/1/10 – 1,250.

(17)	Represents Atlas Energy Resources options, which vest as follows: 1/24/10 – 12,500 and 1/24/11 – 37,500.

(18)	Represents Atlas Energy Resources phantom units, which vest as follows: 1/24/10–5,000 and 1/24/11–15,000.

(19)	Represents Atlas Pipeline Holdings options, which vest as follows: 11/10/09 – 25,000 and 11/10/10 – 75,000.

(20)	Represents Atlas Pipeline Holdings phantom units, which vest as follows: 11/10/09 – 5,000 and 11/10/10 – 15,000.

(21)	Represents 675,000 options to purchase our stock, granted on 7/1/05 in connection with our spin-off from Resource America, which vested immediately. Reflects a 3-for-2 stock split which was effected on June 2, 2008.

(22)	Represents 60,000 options to purchase our stock, granted on 1/29/08. Reflects a 3-for-2 stock split which was effected on June 2, 2008.

(23)	Represents options to purchase our stock, which vest as follows: 1/29/09–60,000, 1/29/09–60,000 and 1/29/10–60,000. Reflects a 3-for-2 stock split which was effected on June 2, 2008.

(24)	Represents Atlas Pipeline Partners phantom units, which vest as follows: 3/16/09 – 3,125; 11/1/09 – 3,750 and 11/1/10 – 3,750.

(25)	Represents Atlas Energy Resources options, which vest as follows: 1/24/10 – 50,000 and 1/24/11 – 150,000.

(26)	Represents Atlas Energy Resources phantom units, which vest as follows: 1/24/10–25,000 and 1/24/11–75,000.

(27)	Represents Atlas Pipeline Holdings options, which vest as follows: 11/10/09 – 50,000 and 11/10/10 – 150,000.

(28)	Represents Atlas Pipeline Holdings phantom units, which vest as follows: 11/10/09 – 11,250 and 11/10/10 – 33,750.

(29)	Represents 56,250 options to purchase our stock. Reflects a 3-for-2 stock split which was effected on June 2, 2008.

(30)	Represents options to purchase our stock, which vest as follows: 4/17/09 – 28,125 and 4/17/10 – 28,125. Reflects a 3-for-2 stock split which was effected on June 2, 2008.

(31)	Represents 22,500 options to purchase our stock, granted on 1/29/08. Reflects a 3-for-2 stock split which was effected on June 2, 2008.

(32)	Represents options to purchase our stock, which vest as follows: 1/29/09–22,500, 1/29/09–22,500and 1/29/10–22,500. Reflects a 3-for-2 stock split which was effected on June 2, 2008.

(33)	Represents 186,876 options to purchase Atlas Energy Resources common units.

(34)	Represents 186,876 Atlas Energy Resources options, which vest as follows: 4/17/09–93,438 and 4/17/10–93,438.

(35)	Represents Atlas Energy Resources restricted units, which vest as follows: 4/17/09–11,905 and 4/17/10–11,905.

(36)	Represents 101,250 options to purchase our stock, granted on 7/1/05 in connection with our spin-off from Resource America. Reflects a 3-for-2 stock split which was effected on June 2, 2008.

(37)	Represents options to purchase our stock, which vest as follows: 7/1/09 – 33,750. Reflects a 3-for-2 stock split which was effected on June 2, 2008.

(38)	Represents 15,000 options to purchase our stock, granted on 1/29/08. Reflects a 3-for-2 stock split which was effected on June 2, 2008.

(39)	Represents options to purchase our stock, which vest as follows: 1/29/09–15,000, 1/29/09–15,000 and 1/29/10–15,000. Reflects a 3-for-2 stock split which was effected on June 2, 2008.

(40)	Represents Atlas Pipeline Partners phantom units, which vest as follows: 3/16/09 – 250.

(41)	Represents Atlas Energy Resources options, which vest as follows: 1/24/10 – 12,500 and 1/24/11 – 37,500.

(42)	Represents Atlas Energy Resources phantom units, which vest as follows: 1/24/10–5,000 and 1/24/11–15,000.
2008 OPTION EXERCISES AND STOCK VESTED TABLE

		Value Realized
	Number of Shares	on Vesting
Name	Acquired on Vesting	($)
Richard D. Weber	11,905 (1)	$491,200

(1)	Represents awards under our Plan.
2008 DIRECTOR COMPENSATION TABLE

	Fees Earned or			All Other
	Paid in Cash	Stock Awards		Compensation	Total
Name	($)	($)(1)		($)(2)	($)
Walter C. Jones	$35,000	$6,233	(3)	$2,083	$43,315

R. Randle Scarborough	$15,503	$1,880	(4)	$510	$17,892

Ellen F. Warren	$35,000	$6,233	(3)	$2,083	$43,315

Bruce M. Wolf	$35,000	$6,233	(3)	$2,083	$43,315

(1)	Represents the dollar amount of expense we recognized for financial statement reporting purposes with respect to phantom units granted under our Plan in accordance with FAS 123R.

(2)	Represents payments on DERs with respect to the phantom units awarded under our Plan.

(3)	Represents 875 phantom units outstanding for each of Messrs. Jones and Wolf and Ms. Warren. The units vest 25% on each of the first through fourth anniversaries of the date of grant. The vesting schedule for the phantom units is as follows: 1/24/10 –250; 1/24/11 –250; 1/24/12 –250; and 1/24/13 –125. Also includes an award of 500 phantom units on 1/24/08 with a fair market value of $12.77.

(4)	Represents 418 phantom units outstanding for Mr. Scarborough. The units were originally to vest one-quarter on each of the first through fourth anniversary of date of grant; however, since the end of our fiscal year, Mr. Scarborough has passed away and, as a result, all of the phantom units have vested and are now common units.
Director Compensation
          We do not pay additional remuneration to officers or employees of Atlas America who also serve as members of our board of directors. Except for Ms. Davis, who joined the Board in March 2009, and Mr. Scarborough, who joined the Board in July 2008 and passed away in January 2009, each non-

employee director received in fiscal year 2008, an annual retainer of $35,000 in cash and, in January 2008, a grant of 500 phantom units with DERs pursuant to our Plan. In addition, we reimburse each non-employee director for out-of-pocket expenses in connection with attending meetings of the board or committees. We reimburse Atlas America for these expenses and indemnify our directors for actions associated with serving as directors to the extent permitted under Delaware law.
Common Unit Performance Graph
          The following graph compares the cumulative total unitholder return on our common units with the cumulative total return of the S&P Mid-Cap 400 Index and a customized peer group of eight exploration and production master limited partnerships and limited liability companies which were publicly trading as of December 31, 2008. The peer group consists of the following companies: BreitBurn Energy Partners L.P., Constellation Energy Partners, Encore Energy Partners L.P. (included from 9/12/07 when the company began trading), EV Energy Partners L.P., Legacy Reserves LP (included from 1/12/07 when the company began trading), Linn Energy LLC, Quest Energy Partners LP (included from 11/9/07 when the company began trading) and Vanguard Natural Resources, LLC (included from 10/24/07 when the company began trading). The graph assumes that the value of the investment in our common units, in the index and in the peer group was $100 on December 13, 2006. Cumulative return is computed assuming reinvestment of dividends.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
          Anthem Securities, our wholly-owned subsidiary is a registered broker-dealer which serves as the dealer-manager of investment programs sponsored by Resource America’s real estate and equipment finance segments. Salaries of the personnel performing services for Anthem are paid by Resource America and Anthem reimburses Resource America for the allocable costs of such personnel. In addition, Resource America agreed to cover some of the operating costs for Anthem’s office of supervisory jurisdiction, principally licensing fees and costs. In fiscal 2008, there was no activity requiring reimbursement.
          Our board of directors has determined that Messrs. W. Jones and Wolf, and Mses. Davis and Warren each satisfy the requirement for independence set out in Section 303A.02 of the rules of the NYSE including those set forth in Rule 10A-3(b)(1) of the Securities Exchange Act, and meet the definition of an independent member set forth in our Governance Guidelines. In making theses determinations, the board of directors reviewed information from each of these non-management directors concerning all their respective relationships with us and analyzed the materiality of those relationships.
          We do not have a separate written policy with respect to transactions with related persons that are required to be disclosed in proxy statements pursuant to SEC regulations. However, consistent with our initial public offering prospectus and our code of business conduct and ethics, our ordinary business practice is to have our board of directors or the conflicts committee, which is comprised solely of independent directors, approve all related party transactions. In approving any related person transaction, the board or committee must determine that the transaction is fair and reasonable to us. All persons performing services for us or our manager are required by our code of business conduct and ethics to report a potential conflict of interest, initially to their immediate supervisor.
INDEPENDENT PUBLIC ACCOUNTANTS
          Our independent public accountants for the fiscal year ended December 31, 2008 was Grant Thornton LLP. The audit committee has re-appointed Grant Thornton LLP as our independent public accountants for fiscal year 2009. We do not anticipate that a representative of Grant Thornton LLP will be present at the Meeting.
          For the years ended December 31, 2008 and 2007, Grant Thornton LLP’s accounting fees and services were as follows (in thousands)(1):

	2008	2007
Audit fees(2)	$1,514	$1,180
Audit-related fees(3)	—	372
Tax fees(4)	110	—
All other fees	—	—

Total aggregrate fees	$1,624	$1,552

(1)	Prior to our initial public offering on December 18, 2006, all Grant Thornton audit, audit-related and tax fees were billed to, paid by, and reported by Atlas America, Inc.

(2)	Represents the aggregate fees recognized in each of the last two years for professional services rendered by Grant Thornton LLP principally for the audit of our annual financial statements and the review of financial statements included in Form 10-Q and also for services related to registration statements, comfort letters and accounting consultations. The fees are for services that are normally provided by Grant Thornton LLP in connection with statutory or regulatory filings or engagements.

(3)	Represents fees related to the historical audits of DTE Gas & Oil Company.

(4)	Represents the aggregate fees recognized in each of the last two years for professional services rendered by Grant Thornton for tax compliance, tax advice, and tax planning.
Audit Committee Pre-Approval Policies and Procedures
          Our audit committee, on at least an annual basis, reviews audit and non-audit services performed by Grant Thornton LLP as well as the fees charged by Grant Thornton LLP for such services. Our policy is that all audit and non-audit services must be pre-approved by the audit committee. All of such services and fees were pre-approved by Atlas America’s audit committee before December 18, 2006 and by our audit committee after that date.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of all such reports.
          Based solely on our review of the reports we have received, written representations from certain reporting persons that no filings were required for those persons, we believe that during 2008, our executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements of Section 16(a) of the Securities Exchange Act.
OTHER MATTERS
          As of the date of this proxy statement, the Board does not intend to present and has not been informed that any other person intends to present any other matters for action at the Meeting. However, if other matters do properly come before the Meeting, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment.
          Except as hereinabove stated, all units represented by valid proxies received will be voted in accordance with the provisions of the proxy.
ANNUAL REPORT AND REPORT ON FORM 10-K
          Our 2008 Annual Report to Unitholders including the financial statements and management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2008, is being sent to unitholders of record as of April 20, 2009 with this proxy statement. Unitholders of record as of April 20, 2009, and beneficial owners of our units on that date, may obtain from us, without charge, a copy of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, exclusive of the exhibits thereto, by a request therefor in writing. Such requests should be directed to us, at our Moon Township address stated herein, and to the attention of the Secretary. Beneficial owners shall include in their written requests a good faith representation that they were beneficial owners of our Common Units or Class A Units on April 20, 2009.
UNITHOLDER PROPOSALS OR DIRECTOR NOMINATIONS
          Rule 14a-8 of the Securities Exchange Act establishes the eligibility requirements and the procedures that must be followed for a stockholder’s proposal or director nomination to be included in a public company’s proxy materials. Under the rule, proposals or director nominations submitted for inclusion in our 2010 proxy materials must be received by us at Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 2nd Floor, Moon Township, Pennsylvania 15108, Attention: Secretary, on or before January 5, 2010. Proposals must comply with all the requirements of Rule 14a-8.
          A unitholder who wishes to present a matter for action at our 2010 annual meeting, but does not choose to include it in our proxy materials, must deliver to our Secretary on or before February 4, 2010, which date is 90 days before the first anniversary of the mailing date of this proxy statement, a notice containing the information required by the advance notice and other provisions of our Amended and Restated Operating Agreement.

          A unitholder who wishes to present one or more directors for nomination at our 2010 annual meeting, but does not choose to offer the nominees for inclusion in our proxy materials, must deliver a notice containing the information required by the advance notice and other provisions of our Amended and Restated Operating Agreement, including the name of the person(s) to be nominated, to our Secretary on or before February 4, 2010. A copy of the Amended and Restated Operating Agreement may be obtained by directing a written request to us at Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 2nd Floor, Moon Township, Pennsylvania 15108, Attention: Secretary.

ATLAS ENERGY RESOURCES, LLC
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF ATLAS ENERGY RESOURCES, LLC
          The undersigned hereby constitutes and appoints Edward E. Cohen or Matthew A. Jones, or any one of them, as and for his proxies, each with the power to appoint such proxy’s substitute, and hereby authorizes them, or either of them, to vote all of the common units representing Class B limited liability company interests of Atlas Energy Resources, LLC, held of record by the undersigned on April 20, 2009 at the Annual Meeting of Unitholders of Atlas Energy Resources, LLC to be held Thursday, June 4, 2009 and at any and all adjournments thereof as follows:
(Continued and to be signed on the reverse side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED BELOW. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [x]
               1. ELECTION OF DIRECTORS:

☐ FOR ALL NOMINEES	Nominees:
☐ Edward E. Cohen
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ Jonathan Z. Cohen
☐ Jessica K. Davis
☐ Walter C. Jones
☐ Ellen F. Warren
☐ FOR ALL EXCEPT (See instructions below)	☐ Richard D. Weber
☐ Bruce M. Wolf
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee for whom you wish to withhold authority to vote, as shown here ☒
          2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
This proxy, when properly executed, will be voted in the manner specified above by the named proxies. If no direction is made, this proxy will be voted FOR all nominees listed.
The undersigned hereby acknowledges receipt of the Atlas Energy Resources, LLC Annual Report to Unitholders, Notice of the Atlas Energy Resources, LLC Annual Meeting and the Proxy Statement relating thereto.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
[___]

Dated:___________________, 2009

Signature of unitholder

Signature of unitholder

Please sign exactly as your name or names appear on this Proxy. When units are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF UNITHOLDERS OF
ATLAS ENERGY RESOURCES, LLC
June 4, 2009
Please date, sign and mail
your proxy card in the
envelope provided as soon as possible.